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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) and (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                            NBC Capital Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $1.00 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  628729-10-5
                        ------------------------------
                                 (CUSIP Number)

                                    Various
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [x] Rule 13d-1(c)

     [_] Rule 13d-1(d)




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  CUSIP NO.628729-10-5                 13G                     Page 2 of 6 Pages
           -----------

------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Sarah S. Prude
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [_]
         (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY
------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------------------

                     5   SOLE VOTING POWER         604,512
     NUMBER OF

      SHARES       -----------------------------------------------------------

   BENEFICIALLY      6   SHARED VOTING POWER       241,928

     OWNED BY
                   -----------------------------------------------------------
       EACH
                     7   SOLE DISPOSITIVE POWER    604,512
    REPORTING

      PERSON       -----------------------------------------------------------

       WITH          8   SHARED DISPOSITIVE POWER  241,928

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         846,440
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         11.7%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

         IN
------------------------------------------------------------------------------

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CUSIP NO. 628729-10-5                  13G                     Page 3 of 6 Pages
          -----------


Item 1(a). Name of Issuer:

         NBC Capital Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

         301 East Main Street
         Starkville, Mississippi 39760

Item 2(a). Name of Person Filing

         Sarah S. Prude

Item 2(b). Address of Principal Business Office or, if none, residence

         Highway 25 South
         Amory, Mississippi 38821

Item 2(c). Citizenship:

         U.S.A.

Item 2(d). Title of Class of Securities:

         Common Stock, $1.00 Par Value Per Share

Item 2(e). CUSIP Number:

         628729-10-5

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or
        13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]  Bank as defined in section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under section 8 of the Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


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CUSIP NO. 628729-10-5                  13G                     Page 4 of 6 Pages
          -----------

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box.  [x]

ITEM 4. OWNERSHIP.


     (a)  Amount beneficially owned:

          846,440 shares, as of January 12, 2000.

     (b)  Percent of class:

          11.7% (Based on 7,213,034 total outstanding shares as of December 31, 1999).

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:                604,512

          (ii)  Shared power to vote or to direct the vote:              241,928

          (iii) Sole power to dispose or to direct the disposition of:   604,512

          (iv)  Shared power to dispose or to direct the disposition of: 241,928


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

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CUSIP NO. 628729-10-5                  13G                     Page 5 of 6 Pages
          -----------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATIONS.

     (a) Not Applicable

     (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 628729-10-5                  13G                     Page 6 of 6 Pages
          ------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             February 4, 2000
                             ---------------------------------------------------
                                                     (Date)

                             /s/ Sarah S. Prude
                             ---------------------------------------------------
                             Sarah S. Prude